EXHIBIT 99.1
FOR IMMEDIATE RELEASE
AMERICAN COLOR GRAPHICS REPORTS FIRST QUARTER FISCAL YEAR 2007 RESULTS
BRENTWOOD, TN, August 14, 2006 — ACG Holdings, Inc. and American Color Graphics, Inc. (collectively, the “Company”), today reported financial results for the first fiscal quarter ended June 30, 2006.
For the quarter ended June 30, 2006, revenues for the Company were $110.0 million through the three month period ended June 30, 2006 compared to revenues of $108.3 million last year, representing an increase of approximately 2%. Consolidated earnings before net interest expense, income tax expense, depreciation and amortization (“EBITDA”) in the first quarter decreased to $10.6 million versus $11.8 million last year. For the quarter ended June 30, 2006, we recorded a net loss of $3.3 million compared to a net loss of $2.4 million in the prior year.
Stephen M. Dyott, Chairman and Chief Executive Officer of American Color Graphics, Inc. stated, “Although our first quarter results met our budget expectations, I am disappointed with our overall results. We experienced year over year productivity gains, but those gains were largely offset by excess costs associated with the start up of a new printed newspaper product in one plant and the start up of a replacement press in another. We should be able to improve our productivity in the near future to offset these start up costs. In addition, we were also negatively impacted by increased utility costs and foreign exchange losses.
All of our volume growth was related to volume growth with two of our largest customers who have very competitive pricing. Our volume and profitability was negatively impacted when a significant long-term customer broke a valid contract after their ownership changed. We are aggressively pursuing the enforcement of our contractual rights, but currently anticipate that we will be negatively impacted by their action throughout this fiscal year.
Pure pricing during the first quarter was down slightly. We continue to believe the industry suffers from modest excess capacity.”
The Company ended the first quarter with net debt of $335.7 million versus a comparable position of $319.2 million at the end of Fiscal Year 2006. This represented an increase in net debt of $16.5 million during the quarter. In addition to the $10.6 million of reported EBITDA, uses of cash during the first quarter included (1) net cash interest payments of $15.8 million, including interest payments on the Notes of $14.0 million, (2) cash capital expenditures of $3.0 million, (3) pension contributions of $1.5 million, (4) cash restructuring payments of $0.4 million, (5) cash taxes of $0.2 million and (6) working capital and other balance sheet net cash uses of $6.2 million.
At June 30, 2006, the Company was in compliance with the covenant requirements set forth in the 2005 Credit Agreement.
On June 30, 2006, the Company had borrowings outstanding under its 2005 Revolving Credit Facility of $12.3 million and letters of credit outstanding of $24.8 million. As a result, the Company had additional borrowing capacity at June 30, 2006 under this facility of $17.9 million.

Reconciliations of Non-GAAP Measures to GAAP Measures
EBITDA is defined as earnings before net interest expense, income tax expense (benefit), depreciation and amortization. We have included EBITDA because it is a key metric that management uses in measuring our performance and because we believe that investors regard EBITDA as a key measure of a leveraged company’s operating performance as it removes interest, taxes, depreciation and amortization from the operational results of our business. EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles. You should not consider it an alternative to net income (loss) as a measure of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity. Our calculation of EBITDA may be different from the calculation used by other companies and therefore comparability may be limited.
The following table reconciles EBITDA to net loss for the periods indicated (in millions):

	Three months ended
	June 30,
	2006	2005
EBITDA	$10.6	11.8
Depreciation and amortization	(4.6)	(5.0)
Interest expense, net	(9.6)	(9.1)
Income tax expense (benefit)	0.3	(0.1)

Net loss	$(3.3)	(2.4)
The Company
ACG Holdings, is the parent company of American Color Graphics which conducts business as American Color Print and American Color Premedia.
American Color Print is one of the leading printers of advertising inserts and newspaper products in the United States. The Company’s production facilities print and distribute products such as weekly retail advertising inserts, Sunday comic sections, comic books and other publications for many of the country’s retailers and major newspapers.
American Color Premedia is one of the most technologically advanced providers of premedia services in the United States. Our premedia services segment provides our customers with a complete solution for the preparation and management of materials for printing, including the capture, manipulation, storage, transmission and distribution of images.
Forward Looking Statements
This release contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward looking and the words “anticipate,” “believe,” “expect,” “estimate,” “project,” and similar expressions are generally intended to identify forward-looking statements. The forward-looking statements may include statements addressing future financial condition and operating results.
Economic, business, competitive and/or regulatory factors affecting the Company’s businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these and other factors is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.
Conference Call Details
The Company will hold a conference call for investors at 11:00 a.m. EST on Tuesday, August 15, 2006. The call can be accessed by telephone dial-in with a capability to participate in the question and answer portion of the call. The telephone dial-in number for participants in the United States is 888-455-0042 and the pass-code confirmation # is 3770377. The telephone dial-in number for participants outside the United States is 210-234-0003 and the pass-code confirmation # is 3770377.
An audio replay of the conference call will be available for a one week period after the call. The dial-in number for participants in the United States is 866-485-0044. The audio replay dial-in number for participants outside the United States is 203-369-1615.
The financial information discussed on that call can be accessed at http://www.americancolor.com.
Contact:
American Color Graphics, Inc.
Patrick W. Kellick 615-377-7430